Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

FIRST QUARTER 2004 RESULTS

- Company Reports Earnings Per Share of $0.09 and Net Income of $4.1 Million -

SAN JOSE, Calif., April 20, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer and services provider for semiconductor chip-scale and multi-chip packages, today announced financial results for the quarter ended March 31, 2004.

“Our first quarter revenue of $13.1 million and EPS of $0.09 represents our tenth consecutive profitable quarter and exceeded the updated financial guidance we provided in early March of this year,” stated Bruce McWilliams, Tessera’s chairman and chief executive officer. “Our revenue benefited from greater than anticipated wireless handset shipments in the fourth quarter of 2003, as well as stronger adoption of our chip-scale and multi-chip packages in the consumer electronics industry.”

First Quarter 2004 Highlights

•	Total revenue was $13.1 million, up 23 percent from the prior quarter and 42 percent over the first quarter of 2003.

•	Total intellectual property revenue was $10.9 million, up 30 percent from the prior quarter and 55 percent over the first quarter of 2003.

•	Service revenue was $2.3 million, relatively even with both the prior quarter and the first quarter of 2003.

•	Net income was $4.1 million, up 32 percent from the prior quarter and 28 percent over the first quarter 2003.

•	Tessera priced a follow-on public offering of secondary shares on March 25th, 2004.

“In the first quarter we reached an agreement with one of the largest Japanese consumer electronics manufacturers, bringing them into full compliance with their existing license,” continued McWilliams. “We also signed a new licensing agreement with a subcontract assembler. These agreements helped fuel Tessera’s sequential revenue growth and reflect our strategy to broaden our customer base. We continue to build our position in consumer integrated circuits, and to date have already licensed many of the leading consumer electronic integrated circuit manufacturers. The consumer electronics industry is following a path toward greater levels of miniaturization and functionality, and our technology is well suited to address these market trends. We believe strongly in this industry’s long term potential and Tessera’s ability to capitalize on its anticipated growth.”

“Solid growth and prudent financial management led to stronger than anticipated first quarter performance, with EPS of $0.09,” said Doug Norby, senior vice president and chief financial officer. “Our results included the approximate $500,000 in nonrecurring expenses associated with the follow-on offering disclosed previously. In addition, Tessera generated $3.6 million in net cash flow in the first quarter, increasing our cash and cash equivalents to $68.0 million at March 31, 2004.”

2004 Financial Guidance

Tessera expects second quarter 2004 total revenues in the range of $12.8 to $13.2 million. The company anticipates an increase in operating expenses in the second quarter as it devotes more resources to entering new strategic markets and increasing levels of research and development. Including these investments, Tessera expects net income to range from $4.0 to $4.4 million, or approximately $0.09 per diluted share. Tessera estimates a full dilution share count of approximately 46.5 million in the second quarter of 2004 as compared to approximately 45.9 million in the first quarter of 2004.

Tessera is increasing its full year guidance and now expects 2004 total revenues in the range of $54.0 to $56.0 million. Net income is expected to range from $19.0 to $21.0 million, or $0.41 to $0.46 per diluted share. This compares to previous guidance of revenues of $53.0 to $55.0 million, net income of $18.5 to $20.5 million and earnings per diluted share of $0.40 to $0.45.

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). The call will be accessible live by dialing 877-866-5534. A 48-hour replay will be available by dialing 800-642-1687, pass code 6574932. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com and will remain posted on the web site for a period of 90 days.

Tessera will hold its Annual Meeting on May 20, 2004, at 2:30 P.M. Pacific at the Marriott Santa Clara-Silicon Valley.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Revenue:
Intellectual property	$8,896	$7,356	$6,547
Other intellectual property	1,974	1,000	462
Services	2,251	2,321	2,248

Total net revenues	13,121	10,677	9,257

Cost of revenues	1,850	1,843	1,385
Research & development	2,221	1,960	1,793
Selling, general and administrative	4,212	3,305	2,198
Stock-based compensation	125	102	233

Total costs and expenses	8,408	7,210	5,609

Operating Income	4,713	3,467	3,648
Other income (expense)	109	(7)	81

Income before taxes	4,822	3,460	3,729
(Benefit) provision for income taxes	723	365	520

Net income	4,099	3,095	3,209

Cumulative preferred stock dividends in arrears	—	—	(2,742)

Net income attributable to common stockholders	4,099	3,095	467

Shares basic	38,465	23,539	6,872
Shares diluted	45,904	44,711	8,353
Net income per share basic	$0.11	$0.13	$0.07

Net income per share diluted	$0.09	$0.07	$0.06

TESSERA TECHNOLOGIES INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2004	December 31, 2003	March 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$67,980	$64,379	$358
Short term investments	—	—	20,640
Accounts receivable	3,613	2,540	2,629
Other current assets	1,226	1,335	1,383

Total current assets	72,819	68,254	25,010
Property and equipment, net	1,804	1,725	1,694
Other assets	218	102	114
Total assets	74,841	70,081	26,818

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	1,411	876	994
Accrued liabilities	3,043	3,014	2,073
Deferred revenue	82	202	451
Total current liabilities	4,536	4,092	3,518

Preferred stock	—	—	94,643
Stockholders (deficit) equity
Common stock	38	38	7
Additional paid in capital	157,338	157,178	26,276
Deferred stock based compensation	(96)	(153)	(382)
Accumulated deficit	(86,975)	(91,074)	(97,220)
Accumulated other comprehensive loss	—	—	(24)

Total stockholders (deficit) equity	70,305	65,989	(71,343)

Total liabilities and stockholders equity	74,841	70,081	26,818

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